EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-124461, 333-116659, 333-110716, 333-110715, 333-107288, 333-102577, 333-85658 and 333-87180 on Form S-3 and Registration Statement Nos. 333-67392, 333-74032, 333-85402, 333-90530, 333-106996 and 333-106994 on Form S-8 of Inverness Medical Innovation Inc. (“Inverness”) of our report dated February 18, 2005 except for note 14 as to which the date is March 31, 2005, on our audit of the financial statements of Binax, Inc. for the year ended December 31, 2004 in Inverness’ Current Report on Form 8K/A, event date March 31, 2005, filed on May 27, 2005.

/s/ Baker Newman & Noyes
Portland, Maine	Limited Liability Company
May 27, 2005